Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made and entered into between DOBI Medical International, Inc., a Delaware corporation, (“Company”), and Phillip C. Thomas (“Executive’) on April 18, 2006.

Whereas, the Company and Executive have entered into an employment agreement dated December 9, 2003, as amended on March 10, 2005 (the “Employment Agreement”); and

Whereas, Executive is the President and Chief Executive Officer of the Company and is also a Director of the Company; and

Whereas, the parties have agreed that it is in the best interests of the Company and Executive for Executive to resign his positions with the Company and to terminate the Employment Agreement upon the terms contained herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.             Voluntary Resignation. The Employment Agreement is terminated in its entirety, effective as of the date the Company closes the first tranche of approximately $2,000,000 of a private financing of approximately $4,000,000 (the “Effective Date”). Thereupon, Executive will in writing voluntarily resign for personal reasons as President, Chief Executive Officer and Director of the Company, and the Company will accept such resignation. The parties shall prepare a press release to be mutually agreed upon before issuance and a Current Report on Form 8-K shall be timely filed by the Company with the SEC.

2.             Compensation. Executive will receive separation pay in the total gross amount of $260,000, payable at a rate of $13,333.33 per month, less applicable payroll taxes, in accordance with the Company’s standard payroll schedule until such amount is fully paid. The Company shall also continue to pay 100% of the monthly premium cost for health, dental and life insurance coverage for Executive and his spouse for the duration of the Agreement. In the event the Company’s health or dental insurance carrier does not provide coverage in a geographical area where Executive may relocate, the Company will pay Executive a monthly cash amount equal to the amount it would have paid for such Executive coverage had Executive not relocated. Any and all accrued vacation time as of the Effective Date shall be paid to Executive, at the salary rate in effect at time such vacation time was accrued, in the next regular payroll following the Effective Date.

a.             After the closing of the financing referred to herein, if there occurs of a “Change of Control Event” as defined in the Company’s 2000 Stock Incentive Plan as amended through December 10, 2003, any monthly payments remaining due and unpaid shall be accelerated and paid in full in a lump sum by the Company on or before the closing of such Change of Control Event.

b.             Except as set forth in this Agreement, any and all other benefits other than as specifically set out in this Agreement to which Executive may have been entitled to during his employment shall cease as of the Effective Date.

c.             Any unreimbursed expenses will be reimbursed by the Company, upon submission of expense reports and supporting documentation.

3.      Equity. Nothing in this Agreement shall alter Executive’s rights and obligations with respect to any equity or options Executive owns or to which Executive is otherwise entitled. Section 4.4 of the Employment Agreement shall survive in all respects.

4.            Cooperation. Executive agrees to assist and cooperate fully and to the best of his ability in the defense of any actions pending against the Company, and shall likewise provide any assistance as reasonably required with respect to any transition matters. Executive shall be entitled to reimbursement from the Company in connection with such cooperation for all actual, reasonable and necessary "out-of-pocket" expenses in accordance with the normal policy in place for the Company’s employees.

5.            Return of Company Property. Any Company personal computers, cell phones, keys, equipment, credit cards, security cards, supplies and any other Company property, including any computer files and disks, manuals and other documentation and materials in your possession or control must be returned to the Company immediately.

6.	Proprietary Information.

a.             Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by Executive.

b.            Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

c.             Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.

7.	Noncompetition and Nonsolicitation.

a.             For a period of two (2) years after the termination of Executive’s employment with the Company for any reason, Executive will not directly or indirectly, absent the Company’s prior written approval, render services of a business, professional or commercial nature to any other person or entity relating to dynamic functional imaging (the “Business”) in the geographical area in which the Company does business, whether for compensation or otherwise.

b.            For a period of one (1) year after termination of Executive’s employment for any reason, Executive will not recruit solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; and

c.      For a period of two (2) years after termination of Executive’s employment for any reason, Executive will not solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company which were contacted, solicited or served by Executive while employed by the Company.

If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

8.            Non-Disparagement. Executive and Company (as to the Company, its officers, directors and employees) agree that neither party will disparage, defame, slander, libel or otherwise speak negatively of the other or of any affiliate or any officer, director or employee of the Company.

9.            Director & Officer Indemnification. After the Effective Date of this Agreement, the Company shall continue to indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its Affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company, to the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company (as such may be amended), as the case may be. In addition to the foregoing indemnification obligation, the Company shall maintain a directors and officers liability insurance policy in which adequate liability coverage is provided to Executive in respect of any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company.

10.	Mutual General Release.

a.             Executive. In return for the benefits and considerations extended to Executive as set out in this Agreement, Executive hereby, knowingly and voluntarily, and with the advice of legal counsel, on behalf of himself, his heirs, executors, administrators, successors and assigns, by countersigning a copy of this Agreement, release and forever discharge the Company, its parent and affiliates, subsidiaries, directors, officers, employees and agents from any and all manner of action or actions, suits, claims, damages, judgments, levies, executions or other liabilities whatsoever, of every kind and nature whatsoever, foreseen or unforeseen, now known or which may hereafter be discovered, which he and/or his heirs and assigns may have or claim to have as of the Effective Date of this Agreement against the Company and/or its successors, predecessors, its affiliates, employees, officers, directors, or agents, by reason of any cause, manner or things relating to or arising out of or in connection with his employment with the Company, including his termination of employment, and otherwise. Said charges, claims or causes of action include, but are not limited to, claims under the Americans With Disabilities Act under 42 U.S.C. Section 12112, et seq.; claims of discrimination under 42 U.S.C. Section 2000(e), et seq. (Title VII) and 42 U.S.C. Section 1981 (Civil Rights) and the New Jersey Civil Rights (Title 10: 1-10), and any other New Jersey laws against discrimination and/or any other relevant state or municipal statute, regulations or ordinances; claims of age discrimination under 29 U.S.C. Section 621, et seq. (the Age Discrimination In Employment Act) and the New Jersey Law on Age Discrimination, (Title 10:3-1), and/or relevant state or municipal statutes, regulations or ordinances; claims for wrongful discharge, defamation, personal injury, emotional distress, invasion of privacy, other tort claims, and claims of breach of contract arising from his employment with the Company, including his termination of employment.

b.      Company. In return for the benefits and considerations extended to Company as set out in this Agreement, Company hereby, knowingly and voluntarily, and with the advice of legal counsel, on behalf of itself, administrators, successors and assigns, by countersigning a copy of this Agreement, release and forever discharge Executive from any and all manner of action or actions, suits, claims, damages, judgments, levies, executions or other liabilities whatsoever, of every kind and nature whatsoever, foreseen or unforeseen, now known or which may hereafter be discovered, which it and its assigns may have or claim to have as of the Effective Date of this Agreement against Executive by reason of any cause, manner or things relating to or arising out of or in connection with Executive’s employment with the Company, including his termination of employment.

11.          Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) a personal delivery, or (b) deposit in the United States Post Office, by registered or certified mail, postage prepaid, or (c) by facsimile transmission addressed to Executive at his address of record or the Company, or at such other place as may from time to time be designated by either party in writing.

12.          Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

13.          Entire Agreement. This Agreement constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement with the exception of current agreements with respect to Executive’s ownership of stock options, warrants, and common stock of the Company.

14.          Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

15.          Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York.

16.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business.

17.	Miscellaneous.

a.           No Waiver. No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

b.           Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

c.           Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

d.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Notwithstanding anything to the contrary, in the event this Agreement is not executed by Executive and received by the Company on or before April 18, 2006, this offer shall be deemed automatically and without further notice revoked and of no force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

DOBI MEDICAL INTERNATIONAL, INC.

/s/Robert B. Machinist
Robert B. Machinist
Chairman of the Board of Directors

Executive

/s/Phillip C. Thomas
Phillip C. Thomas

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